EXHIBIT 99.1

News For Immediate Release

El Paso Corporation Announces $300-Million Share Repurchase Program and 25 Percent Dividend Increase

HOUSTON, TEXAS, May 15, 2008—El Paso Corporation (NYSE:EP) announced today that, in light of the improved cash flow and business prospects of the company, its Board of Directors has approved a $300-million share repurchase program.  The Board also intends to increase the annual dividend on its common stock from $.16 per share to $.20 per share, commencing with the dividend to be paid in the fourth quarter of 2008.

“We have made great progress in recent years, and increasing the dividend is tangible evidence of our confidence in the long term outlook for our company,” said Doug Foshee, president and chief executive officer for El Paso Corporation.  “We’re on track for an outstanding year in 2008, and if current commodity prices hold, we expect to generate significantly more cash flow than our original 2008 guidance.  We are blessed to have two business units with great inventories of internal growth prospects.  In addition, the authorization by our Board of $300 million in share repurchases gives us one more tool in our toolkit to create value for our shareholders.  In combination these two actions reflect both our view that our stock is a great investment and that we are laser-focused on taking the actions necessary to maximize the long term value of this enterprise.”

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of dividends declared will be determined on a quarterly basis by our Board of Directors, in their sole discretion, and will depend upon many factors, including El Paso's financial condition, earnings, existence of excess cash flows, capital requirements, covenants associated with debt obligations or other contractual restrictions, legal requirements and other factors deemed relevant by the Board of Directors.  Similarly, the actual repurchase of shares pursuant to the share repurchase program will depend upon similar factors, as well as the market price at which its common stock is trading.

Contacts:

Investor and Media Relations

Bruce L. Connery, Vice President
Office:  (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office:  (713) 420-6828